UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2026

GXO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40470	86-2098312
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two American Lane, Greenwich, Connecticut	06831
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 489-1287

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common stock, par value $0.01 per share	GXO	New York Stock Exchange

3.750% Notes due 2030	GXO/30	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2026, the Company’s Board of Directors approved the appointment of Christina Carvalho to the position of chief accounting officer (principal accounting officer) of the Company, effective September 14, 2026. In connection with Ms. Carvalho's appointment as chief accounting officer, Laura Bracken, the Company's interim chief accounting officer and Vice President Controller, Americas and Asia Pacific will cease serving as interim chief accounting officer, effective September 14, 2026.

Ms. Carvalho, 50, most recently served as the Senior Vice President and Chief Accounting Officer of Amer Sports Inc. since April 2024. Prior to joining Amer Sports, Ms. Carvalho served in various roles for Booking Holdings, Inc., including Vice President, Assistant Controller from November 2016 through March 2024, in addition to Global Process Owner Record-to-Report from March 2021 through April 2024. Prior to joining Booking Holdings, Ms. Carvalho served in various roles for Blue Buffalo Pet Products, Inc., including Senior Director of Accounting/Assistant Controller/Interim Controller from January 2015 through November 2016, and Director of Accounting from February 2013 through December 2014. Prior to Blue Buffalo, Ms. Carvalho served in various roles for Carter's, Inc., including Senior Manager, Finance from May 2012 through January 2013, Manager of Financial Reporting and Technical Accounting from April 2011 through April 2012, Internal Audit Head/ Manager of Corporate Compliance from December 2004 through March 2011, Senior Internal Auditor from March 2004 through November 2004, and Financial Analyst from April 2002 through February 2004. Prior to Carter's, Ms. Carvalho served as Senior Associate, Consumer and Industrial Products at PricewaterhouseCoopers, LLP from September 1999 through March 2002. Ms. Carvalho attended the University of Connecticut where she earned a Bachelor of Science degree in Accounting. Ms. Carvalho is a Certified Public Accountant.

There are no family relationships between Ms. Carvalho and any director or executive officer of the Company, and Ms. Carvalho has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Offer Letter with Ms. Carvalho

On August 18, 2026, the Company and Ms. Carvalho executed an offer letter (the “Offer Letter”), the material terms of which are summarized below.

Position. Under the Offer Letter, Ms. Carvalho will serve as the Company’s chief accounting officer.

Work Location. The Offer Letter provides that Ms. Carvalho’s principal place of employment will be the Company’s office in Greenwich, Connecticut and subject to required business travel and future business needs.

Salary; Target Annual Bonus. The Offer Letter provides that the annual base salary for Ms. Carvalho will be $475,000 and that the target annual bonus for Ms. Carvalho will be 75% of base salary.

2027 Annual Long-Term Incentive Opportunity. Ms. Carvalho will be eligible to participate in the long-term equity program applicable to similarly situated senior executive officers of the Company. The total target grant date value for the 2027 annual equity awards to be granted to Ms. Carvalho will be no less than $400,000.

Grant of Sign-On Award. The Offer Letter provides that Ms. Carvalho will be granted a sign-on equity award of restricted stock units with a value of $1,000,000 (the “Sign-On Award”). The Sign-On Award is in recognition of forfeited equity held by Ms. Carvalho with her current employer. The number of shares underlying the Sign-On Award will be determined using the closing price of the Company’s common stock on Ms. Carvalho’s hire date as chief accounting officer. The Sign-On Award will vest in equal annual installments over two years following the grant date. Vesting is generally subject to Ms. Carvalho’s continued service through the vesting date, subject to certain exceptions in the event of a qualifying termination of employment, including following a change of control of the Company.

Severance. The Offer Letter provides that Ms. Carvalho will be eligible to participate in the GXO Logistics, Inc. Severance Plan, as in effect from time to time, during her employment as chief accounting officer.

Benefits. The Offer Letter provides that Ms. Carvalho will be eligible for benefits in accordance with the Company’s benefits programs available to similarly situated senior executives from time to time.

Restrictive Covenants. The Offer Letter provides that, as a condition to employment, Ms. Carvalho and the Company will enter into a Confidential Information Protection Agreement, which provides for certain restrictive covenants.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1+	Offer Letter, dated August 18, 2026, between Christina Carvalho and GXO Logistics, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

+ This exhibit is a management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 20, 2026	GXO LOGISTICS, INC.

	By:	/s/ Karlis P. Kirsis
	Name:	Karlis P. Kirsis
	Title:	Chief Legal Officer